Exhibit 99.1

FOR IMMEDIATE RELEASE:
Contact: Edward H. Schaefer
Chief Executive Officer
(262) 542-4448

FFBW, Inc. Announces Voluntary NASDAQ Delisting and SEC Deregistration

Brookfield, Wisconsin, January 31, 2023. FFBW, Inc. (the “Company”), (Nasdaq: FFBW), the holding company of First Federal Bank of Wisconsin (the “Bank”), today announced its voluntary decision to delist its common stock from the NASDAQ Stock Market (“NASDAQ”) and its intent to deregister its common stock with the Securities and Exchange Commission (the “SEC”).
The Company has notified NASDAQ of its intent to voluntarily delist and withdraw the registration of its common stock with the SEC.  The Company intends to file a Form 25 (Notification of Removal from Listing) with the SEC on or about February 13, 2023.  The Company expects the last trading day of its shares of common stock on NASDAQ will be on or about February 13, 2023.

Following NASDAQ delisting, the Company expects its shares will be quoted on the OTCQX Marketplace beginning on or about February 14, 2023 and expects to retain the symbol “FFBW.”

The Company also announced and intends to file a Form 15 (Certification and Notice of Termination From Registration) with the SEC on or about February 23, 2023.  Upon the filing of the Form 15, the Company’s obligation to file reports with the SEC, including Forms 10-K, 10-Q and 8-K, will be suspended immediately and will terminate when deregistration becomes effective 90 days after the Form 15 is filed.

Edward H. Schaefer, President and Chief Executive Officer of the Company, said, “The Company’s Board of Directors authorized the delisting and deregistration after concluding that the significant costs of remaining an SEC reporting company, including the regulatory compliance burden, outweighed the current benefits of NASDAQ listing and SEC registration.  The Board of Directors believes that the expense reductions inherent in delisting and deregistering will benefit the Company and its stockholders and serve to enhance the long-term value of the Company by allowing management to focus on the Company’s core banking operations as opposed to spending considerable time and expense to comply with SEC reporting requirements.”  Mr. Schaefer also indicated that the Company will continue to provide stockholders with an annual report containing audited financial statements, and anticipates that quarterly interim financial information will be available on the Company’s website at www.firstfederalwisconsin.com. First Federal Bank of Wisconsin will also continue to file quarterly Call Reports with the Federal Deposit Insurance Corporation, which are available at www.fdic.gov.

Forward-Looking Statements
This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets.  Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.